EXHIBIT 99.1

Clearfield Reports Record Fiscal Third Quarter and Nine Month 2021 Financial Results

  49% Increase in Net Sales, Driven by 64% Growth in Community Broadband Revenue Compared to the Same Year-Ago Quarter. Company Backlog Increased 377% to Record $40.3 Million at Quarter End Compared to the Same Year-ago Quarter End and 110% Compared to March 31, 2021

  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 44.2% Quarterly Gross Profit Margin for Q3 FY2021

  Net Income for Q3 2021 Increased 104% to $6.1 Million, or $0.44 per diluted share, an Improvement from $3.0 Million, or $0.22 per diluted share, in the Same Year-ago Quarter
  Company Raises Fiscal 2021 Net Sales Guidance to $130 Million to $135 Million, Representing 42% Year-over-Year Growth at the Midpoint

MINNEAPOLIS, July 22, 2021 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal third quarter and nine months ended June 30, 2021.

Fiscal Q3 2021 Financial Summary
(in millions except per share data and percentages)	Q3 2021	vs. Q3 2020	Change	Change (%)
Net Sales	$38.7	$26.0	$12.8	49%

Gross Profit ($)	$17.1	$10.8	$6.3	59%
Gross Profit (%)	44.2%	41.5%	2.7%	6%

Income from Operations	$7.7	$3.6	$4.1	115%
Income Tax Expense	$1.7	$0.8	$1.0	126%

Net Income	$6.1	$3.0	$3.1	104%
Net Income per Diluted Share	$0.44	$0.22	$0.22	100%

Fiscal Q3 YTD 2021 Financial Summary
(in millions except per share data and percentages)	2021 YTD	vs. 2020 YTD	Change	Change (%)
Net Sales	95.5	$65.8	$29.8	45%

Gross Profit ($)	$41.4	$26.7	$14.8	55%
Gross Profit (%)	43.4%	40.6%	2.8%	7%

Income from Operations	$15.9	$4.7	$11.2	237%
Income Tax Expense	$3.3	$1.1	$2.3	211%

Net Income	$12.9	$4.2	$8.7	204%
Net Income per Diluted Share	$0.94	$0.31	$0.63	203%

Management Commentary
“Fiber-fed broadband is being recognized as the answer for future-proofed connectivity to the American home and business,” said Clearfield President and CEO Cheri Beranek. “Our record-setting financial performance for the third quarter and first nine months of fiscal 2021 reflects Clearfield’s unique positioning in the market and our ability to capitalize on the robust growth vectors. The continued demand for high-speed broadband drove a 49% year-over-year increase in net sales to a record $38.7 million, bringing our total net sales for the first nine months of the year to a record $95.5 million, which was up 45% year-over-year.

“The labor-saving practices that are instrumental to Clearfield’s product architecture are being recognized by service providers throughout the broadband marketplace. Order bookings, which accelerated at the end of the second quarter, continued their momentum in the third quarter, resulting in a 377% year-over-year increase in backlog to $40.3 million. We continue to build additional capacity to respond to the demand and expect to ship the majority of our backlog in our current quarter ending September 30, 2021. In addition, due to the unprecedented lead times and challenges in the global supply chain, we are working with our customers to place longer lead-time purchase orders to ensure availability of components and materials from our supply chain. Based on current supply chain dynamics, lead times have stretched to 8 to 10 weeks for certain product categories. Over the next several quarters, we will be working to normalize lead times to more historic levels of 4 to 6 weeks from receipt of purchase order.

“Our customers, no matter if they are local exchange carriers, over-builders, cable providers, rural electrical utilities or new to this market, recognize that fiber is the only technology to provide symmetrical up-stream and down-stream performance. Currently, there are multiple government funded programs that are accelerating broadband deployment, such as the Rural Digital Opportunity Fund (RDOF), which will start to be deployed later this summer and fall. In addition, the proposed bi-partisan infrastructure framework looks promising toward enhancing the funding available to future-proof broadband deployment.

“Looking ahead, we believe all our broadband markets remain ripe for sustained growth. The market presence we have established over the last 10 years, along with our recent strategic investments, will enable us to respond to market demand and grow with our customers. While the supply chain remains volatile and may pose challenges in the future, our strong financial performance and $40.3 million backlog, give us confidence to increase our net sales guidance for fiscal 2021 to $130 million to $135 million, which represents year-over-year growth of more than 40%. We anticipate our selling, general and administrative costs will also grow moderately, as increased travel resumes, and we add additional customer-facing positions. We anticipate net income as a percentage of total net sales to be consistent with year-to-date levels.

“Over the last three years, we have been building upon a strategic plan that began as our ‘Coming of Age’ plan and then became our ‘Comes of Age’ plan this past year. Moving forward, we are now underway with our ‘Now of Age’ plan in which we offer the maturity and capacity to scale to this expanding marketplace. The multi-year plan is designed to capture the fiber to the home and business market share Clearfield was built to obtain, while delivering the innovation for new and existing markets in the years ahead. While very early, we believe with current demand, new government initiatives and overall market strength our, current market forecasts will translate to projected annual net sales of $150 million to $160 million in fiscal year 2022, representing growth of 15% to 20% over projected fiscal year 2021 revenues.”

Third Quarter of Fiscal 2021 Financial Results
Net sales for the third quarter of fiscal 2021 increased 49% to $38.7 million from $26.0 million in the same year-ago quarter. The increase in net sales was primarily due to higher sales in the Company’s Community Broadband, International and Multiple System Operators (MSO or Cable TV) markets, partially offset by decreases in the Company’s Legacy and National Carrier markets.

Gross profit for the third quarter of fiscal 2021 increased 59% to $17.1 million (or 44.2% of net sales), from $10.8 million (or 41.5% of net sales) in the same year-ago quarter. The increase in gross profit margin was due to a favorable product mix associated with higher net sales in the Company’s Community Broadband markets and cost reduction efforts across the Company’s product lines, including increased production at its Mexico plants as well as manufacturing efficiencies realized with increased sales volumes.

Operating expenses for the third quarter of fiscal 2021 totaled $9.4 million (or 24.4% of net sales), which compares to $7.2 million (or 27.8% of net sales) in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs related to performance compensation accruals.

Income from operations for the third quarter of fiscal 2021 increased 115% to $7.7 million from $3.6 million in the same year-ago quarter.

Income tax expense for the third quarter of fiscal 2021 increased 126% to $1.7 million, or an effective tax rate of 22.1%, from $763,000, or an effective tax rate of 20.3%, in the same year-ago quarter due to higher taxable income.

Net income for the third quarter of fiscal 2021 totaled $6.1 million, or $0.44 per diluted share, a 104% improvement from $3.0 million, or $0.22 per diluted share, in the same year-ago quarter.

Cash and cash equivalents and short and long-term investments totaled $58.9 million at June 30, 2021, compared to $52.2 million as of September 30, 2020.

Financial Results for the Nine Months Ended June 30, 2021
Net sales increased 45% to $95.5 million for the nine months ended June 30, 2021 from $65.8 million during the same period in fiscal 2020. The increase in net sales was primarily due to higher sales in the Company’s Community Broadband, International and MSO markets, partially offset by decreases in the Company’s Legacy and National Carrier markets.

Gross profit was $41.4 million (or 43.4% of net sales) for the nine months ended June 30, 2021, an increase of 55% from $26.7 million (or 40.6% of net sales) in the same period in fiscal 2020. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit margin was due to cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing facilities as well as manufacturing efficiencies realized with increased sales volumes.

Operating expenses increased 16% to $25.6 million (or 26.8% of net sales) for the nine months ended June 30, 2021, from $22.0 million (or 33.4% of net sales) during the same period in fiscal 2020. The increase in operating expenses was primarily due to increases in compensation costs and performance compensation accruals.

Income from operations totaled $15.9 million for the nine months ended June 30, 2021, compared to $4.7 million during the same period in fiscal 2020.

Income tax expense was $3.3 million, with an effective tax rate of 20.6%, for the nine months ended June 30, 2021, as compared to $1.1 million, with an effective tax rate of 20.2% during the same period in fiscal 2020.

Net income totaled $12.9 million, or $0.94 per diluted share, for the nine months ended June 30, 2021, an increase of 204% from $4.2 million, or $0.31 per diluted share, during the same period in fiscal 2020.

Conference Call
Clearfield management will hold a conference call today (Thursday, July 22, 2021) at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13721495

The conference call will be webcast live and available for replay here: http://public.viavid.com/index.php?id=145687

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 5, 2021.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13721495

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/Cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, anticipated shipping on backlog and future lead times, future availability of components and materials from the Company’s supply chain, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, the Company’s ability to add capacity to meet expected future demand, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders; fluctuations in product and labor costs which may not be able to be passed on to customers that could decrease margins; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2020 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

CLEARFIELD, INC.
STATEMENTS OF EARNINGS
(Unaudited)

(Unaudited)			(Unaudited)
Three Months Ended			Nine Months Ended
June 30,			June 30,
	2021	2020	2021	2020

Revenues	$38,735,356	$25,970,045	$95,519,437	$65,756,545

Cost of sales	21,597,574	15,179,875	54,070,830	39,087,407

Gross profit	17,137,782	10,790,170	41,448,607	26,669,138

Operating expenses
Selling, general and
administrative	9,435,877	7,207,157	25,581,534	21,965,038
Income from operations	7,701,905	3,583,013	15,867,073	4,704,100

Interest income	121,208	174,555	378,263	615,523
Income before income taxes	7,823,113	3,757,568	16,245,336	5,319,623

Income tax expense	1,725,000	763,000	3,344,000	1,076,000

Net income	$6,098,113	$2,994,568	$12,901,336	$4,243,623

Net income per share:
Basic	$0.44	$0.22	$0.94	$0.31
Diluted	$0.44	$0.22	$0.94	$0.31

Weighted average shares outstanding:
Basic	13,732,913	13,497,955	13,718,394	13,510,413
Diluted	13,812,510	13,497,955	13,762,897	13,547,124

CLEARFIELD, INC.
BALANCE SHEETS

	(Unaudited)
	June 30,	September 30,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$21,305,392	$16,449,636
Short-term investments	10,864,831	10,582,527
Accounts receivable, net	16,182,713	10,496,672
Inventories, net	20,979,139	14,408,538
Other current assets	652,320	585,436
Total current assets	69,984,395	52,522,809

Property, plant and equipment, net	4,925,245	4,952,819

Other Assets
Long-term investments	26,721,221	25,143,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,765,194	4,986,216
Right of use lease asset	2,515,743	2,539,100
Deferred tax asset	178,118	178,118
Other	259,548	266,857
Total other assets	39,148,335	37,821,802
Total Assets	$114,057,975	$95,297,430

Liabilities and Shareholders' Equity
Current Liabilities
Current portion of lease liability	$901,063	$665,584
Accounts payable	6,648,416	3,689,587
Accrued compensation	7,014,488	4,856,885
Accrued expenses	1,150,672	1,202,753
Total current liabilities	15,714,639	10,414,809

Other Liabilities
Long-term portion of lease liability	1,849,067	2,129,343
Total other liabilities	1,849,067	2,129,343
Total Liabilities	17,563,706	12,544,152

Shareholders' Equity
Common stock	137,425	136,500
Additional paid-in capital	58,341,635	57,502,905
Retained earnings	38,015,209	25,113,873
Total Shareholders' Equity	96,494,269	82,753,278
Total Liabilities and Shareholders' Equity	$114,057,975	$95,297,430

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2021	2020
Cash flows from operating activities
Net income	$12,901,336	$4,243,623
Adjustments to reconcile net income to cash provided
by (used in) operating activities:
Depreciation and amortization	1,725,509	1,824,517
Change in allowance for doubtful accounts	209,612	-
Amortization of discount on investments	(876)	(64,327)
Stock-based compensation expense	966,290	541,884
Changes in operating assets and liabilities
Accounts receivable	(5,895,653)	18,912
Inventories, net	(6,570,601)	(5,868,972)
Other assets	(261,371)	190,796
Accounts payable and accrued expenses	5,042,911	1,553,798
Net cash provided by operating activities	8,117,157	2,440,231

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(1,275,117)	(1,493,341)
Purchase of investments	(11,903,649)	(31,837,930)
Proceeds from maturities of investments	10,044,000	30,163,000
Net cash used in investing activities	(3,134,766)	(3,168,271)

Cash flows from financing activities
Proceeds from issuance of common stock under	383,697	348,776
employee stock purchase plan
Tax withholding and proceeds related to exercise of stock options	(456,124)	10,968
Tax withholding related to vesting of restricted stock grants	(54,208)	(5,803)
Repurchase of common stock	-	(428,654)
Net cash used in financing activities	(126,635)	(74,713)
Increase (Decrease) in cash and cash equivalents	4,855,756	(802,753)
Cash and cash equivalents, beginning of period	16,449,636	10,081,721
Cash and cash equivalents, end of period	$21,305,392	$9,278,968

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$3,559,502	$469,529

Non-cash financing activities
Cashless exercise of stock options	$1,269,414	$10,962

Investor Relations Contact:
Matt Glover, Tom Colton, and Sophie Pearson
Gateway Investor Relations
1-949-574-3860
CLFD@gatewayir.com